UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2018

VISIUM TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Florida	000-25753	87-04496677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11325 Random Hills Road, Suite 360

Fairfax, Virginia 22030

(Address of principal executive offices, including zip code)

(703) 225-3443

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

On September 4, 2018 (the “Closing Date”), Visium Technologies, Inc., a Florida corporation (“Purchaser”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”), by and among Purchaser, each member (each, a “Seller” and collectively, the “Sellers”) of Threat Surface Solutions Group, LLC, a Virginia limited liability company (“TSSG”), the Sellers being Ramparts, LLC, a Maryland limited liability company (“Ramparts”), Acquired Data Solutions, Inc., a Maryland corporation (“ADS”), and Kevin Anderson, an individual. Pursuant to the Purchase Agreement, each Seller agrees to assign, transfer and sell to Purchaser, and Purchaser purchased from such Sellers, all of the issued and outstanding membership and/or economic interests of TSSG (collectively, the “Transaction”). Capitalized terms used herein and not otherwise defined have the meaning set forth in the Purchase Agreement.

The transaction will close as soon as is practical and is pending the completion of the audit of TSSG. The total consideration for the transaction is approximately $5 million, with up to $3.5 million of that amount payable as earnout consideration based on mutually agreed-to revenue milestones. At the closing of the Transaction, Purchaser will pay (i) $500,000 in common stock, valued at the lower of the closing price of Purchaser’s common stock on the day before the closing of the transaction, or the trailing 30-day volume weighted average price of the Purchasers common stock, and (ii) a Seller’s note in the amount of $1 million dollars. The note is interest-only, has a 5-year term and is subject to the earnout provisions in the Agreement. Subject to funding, cash consideration of $1,000,000 will be payable post-Closing (the “Closing Consideration”).

The Purchase Agreement includes customary terms and conditions, including provisions that require the Sellers to indemnify Purchaser for certain losses that it incurs, including as a result of a breach by any Seller of his respective representations, warranties or covenants under the Purchase Agreement. The foregoing description of the terms and conditions of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement.

The representations, warranties and covenants of the parties contained in the Purchase Agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Purchase Agreement, (ii) have been qualified by confidential disclosures made by the Sellers to Purchaser in connection with the Purchase Agreement, (iii) are subject to materiality qualifications contained in the Purchase Agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement and (v) have been included in the Purchase Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Investors should not rely on the representations, warranties or covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.

Item 7.01 – Regulation FD Disclosure

On September 5, 2018, the Company issued a press release announcing the signing of a definitive agreement to acquire Threat Surface Solutions Goup, LLC. A copy of the press release is furnished herewith as Exhibit 99.1.

On September 7, 2018, the Company issued a press release announcing an Investor Update. A copy of the press release is furnished herewith as Exhibit 99.2.

The information contained in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The furnishing of the information in this Current Report on Form 8-K is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information contained in this Current Report on Form 8-K constitutes material investor information that is not otherwise publicly available.

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The Securities and Exchange Commission encourages registrants to disclose forward-looking information so that investors can better understand the future prospects of a registrant and make informed investment decisions. This Current Report on Form 8-K and exhibits may contain these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and which involve risks, uncertainties and reflect the Company’s judgment as of the date of this Current Report on Form 8-K. Forward-looking statements may relate to, among other things, operating results and are indicated by words or phrases such as “expects,” “should,” “will,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this Current Report on Form 8-K. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented within.

Section 9- Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Set forth below is a list of exhibits to this Current Report on Form 8-K:

Exhibit No.:	Description:
2.3	Membership Interest Purchase Agreement by and Among Threat Surface Solutions Group, LLC, Acquired Data Solutions, Inc., Ramparts, LLC, and Kevin Anderson, an Individual, and Visium Technologies, Inc.

99.1	Press Release Announcing Acquisition of Threat Surface Solutions Group, LLC

99.2	Press Release Announcing Investor Update, dated September 7, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISIUM TECHNOLOGIES, INC.

Date: September 10, 2018	By:	/s/ Mark Lucky
Mark Lucky
Chief Financial Officer

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